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                                                                     EXHIBIT 4.1

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
                  AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF OF
                       CONVERTIBLE VOTING PREFERRED STOCK
                      OF VOICESTREAM WIRELESS CORPORATION


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                VoiceStream Wireless Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation pursuant to its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, at a meeting duly called and held on July 23, 2000, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

                RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of preferred stock having a par value of $0.001 per share which shall be designated Convertible Voting Preferred Stock (the "Voting Preferred Stock") consisting of up to 3,906,250 shares, which shall be issued, pursuant to that certain Stock Subscription Agreement, dated July 23, 2000, between the Corporation and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DT"), to DT and shall have the powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions thereon as follows:

        1. Powers, Preferences and Rights of the Voting Preferred Stock. The powers, preferences and rights of the Voting Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

        (a) Ranking. The Voting Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank senior to the Common Stock and the Corporation's 2 1/2% Convertible Junior Preferred Stock, no par value (the "Junior Preferred Stock") and junior to any series or class of the Corporation's preferred stock, now or hereafter authorized.



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        (b) Dividends and Distributions.

                (i) Dividends. The holders of the then outstanding Voting Preferred Stock shall be entitled to receive out of any funds legally available therefor, dividends and other distributions in respect of shares of capital stock at the same rate and at the same time as any dividends declared on or distributions made in respect of the Common Stock, when, as and if declared or made by the Board of Directors; provided that, for purposes of this Section 1(b)(i) only, the holders of the Voting Preferred Stock shall be deemed to own the number of shares of Common Stock into which such shares of Voting Preferred Stock are convertible at the time such dividend is declared or such distribution is made.

                (ii) Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Voting Preferred Stock entitled to receive payment of the dividends payable pursuant to paragraph (i) above, which record date shall not be more than 60 days prior to the dividend payment date.

        (c) Certain Restrictions. Notwithstanding the provisions of this Certificate of Designation, the Corporation may not redeem, purchase or otherwise acquire any shares of Voting Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such redemption, purchase or other acquisition, or provide that such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

        (d) Voting Rights.

                (i) Except as otherwise required by law or expressly provided in this paragraph (d), the holders of Voting Preferred Stock shall be entitled to notice of and to vote at, in person or by proxy, any special or annual meeting of stockholders, voting together with holders of Common Stock (and the holders of any other equity securities entitled to vote with the holders of Common Stock) and not as a separate class. With respect to any such vote, each share of Voting Preferred Stock shall entitle the holder thereof to cast one (1) vote per share. Each share of Voting Preferred Stock shall also have the right to vote provided in paragraph (ii) below and as provided by law.

                (ii) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of a majority of the outstanding shares of Voting Preferred Stock present in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to authorize, adopt or approve each amendment to this certificate that would increase or decrease the par value of the shares of Voting Preferred Stock or alter or change the powers, preferences or rights of the shares of Voting Preferred Stock, provided that in no event shall the



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        consent or approval of the holders of the outstanding shares of Voting
        Preferred Stock be necessary to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any Voting Preferred Stock or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Voting Preferred Stock or (B) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock. Furthermore, in no event shall the consent or approval of the holders of the outstanding shares of Voting Preferred Stock as a class be necessary to approve (I) any consolidation or merger of the Corporation or any Subsidiary of the Corporation with or into any other Person, the effect of which would result in the holders of shares of Voting Preferred Stock receiving in any such consolidation or merger transaction (i) the consideration which such holders would have received had such holders exercised the right to convert such shares into Common Stock or (ii) shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction, (II) the sale, assignment, transfer, lease, conveyance or any other disposition of all or substantially all of the assets of the Corporation to any other Person, or (III) any plan of liquidation, and no such transaction shall be deemed to constitute an alteration or change of powers, preferences or special rights of the Voting Preferred Stock within the meaning of Section 151 of the General Corporation Law of the State of Delaware.

        (e) Redemption at Option of Corporation. On and after December 31, 2020, the Corporation shall have the right to redeem shares of Voting Preferred Stock at the Redemption Price (as such term is defined below).

        (f) Redemption at Option of Holder.

                (i) No holder of shares of Voting Preferred Stock shall have any right to require the Corporation to redeem any shares of Voting Preferred Stock prior to December 31, 2030 (the "Maturity Date"). Thereafter, at any time within six months following the Maturity Date but subject to the restrictions set forth in Section 1(c), each holder of shares of Voting Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Voting Preferred Stock owned by such holder at a redemption price (the "Redemption Price") per share equal to the Liquidation Preference;

                (ii) The holder of any shares of Voting Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by



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        surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Voting Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 1(f), which notice may specify an account for delivery of the Redemption Price;

                (iii) Within two (2) Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                (iv) Such redemption shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Voting Preferred Stock to be redeemed, the shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease from and after the date of redemption designated in the notice of redemption, and the rights of the holder thereof, except for the right to receive the Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

        (g) Reacquired Shares. Any shares of the Voting Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

        (h) Liquidation, Dissolution or Winding Up.

                (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, before any distribution or payment to holders of Common Stock or holders of Junior Preferred Stock, the holders of shares of Voting Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference with respect to each share of Voting Preferred Stock, and shall then be entitled to no further distribution or payment.

                (ii) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Voting Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Voting Preferred Stock



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        shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
        Section 1(h).

        (i) Conversion.

                (i) Stockholders' Right To Convert. Prior to the termination (if any) of the Agreement and Plan of Merger, dated as of July 23, 2000, by and between the Corporation and Deutsche Telekom AG (the "Merger Agreement") (the date of any such termination of such Merger Agreement being herein referred to as the "Trigger Date") no holder of shares of Voting Preferred Stock shall have the right to convert such shares into Common Stock. Commencing on the first day after the Trigger Date, shares of Voting Preferred Stock shall be convertible, at the sole option and election of the holder, into that number of fully paid and nonassessable shares of Common Stock as shall be equal to the aggregate Liquidation Preference of the shares of Voting Preferred Stock to be converted, divided by $160.00 (subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions, the "Conversion Rate"). Notwithstanding any other term hereof, the outstanding shares of Voting Preferred Stock shall be convertible into shares of Common Stock only if the Trigger Date occurs.

                (ii) No Transfer. No holder shall Transfer any shares of Voting Preferred Stock prior to the Trigger Date except to a Subsidiary.

                (iii) [Intentionally Omitted.]

                (iv) Fractional Shares. Notwithstanding any other provision of this certificate, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Voting Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Voting Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by $160.00, subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions.

                (v) Reorganization, Reclassification and Merger Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation or the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any



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        reclassification or change of outstanding shares of its Common Stock), and in connection therewith there shall occur a change in Beneficial Ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of at least 25% of the outstanding shares of Common Stock of the Corporation, then each share of Voting Preferred Stock shall be converted into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation or merger, in respect of that number of shares of Common Stock into which such share of Voting Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Voting Preferred Stock; provided that in the case of any such reorganization, reclassification, consolidation or merger the shares of Voting Preferred Stock may be converted into or exchanged for shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction, provided, further, that in the case of any such reorganization, reclassification, consolidation or merger which shall not result in a change in Beneficial Ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of at least 25% of the outstanding shares of Common Stock of the Corporation, then each such share of Voting Preferred Stock shall be converted into or exchanged for shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction.

                (vi) Notice of Adjustment. Whenever the securities or other property deliverable upon the conversion of the Voting Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Voting Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Voting Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant



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        Treasurers, stating the securities or other property deliverable per share of Voting Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                (vii) Mechanics of Conversion. A Permitted Holder may exercise its option to convert pursuant to paragraph (i) above by surrendering for such purpose to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Voting Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert such shares in accordance with Section 1(i). The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the "Conversion Date"). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within ten (10) Business Days after the Conversion Date, the Corporation shall issue to such holder a number of shares of Common Stock into which such shares of Voting Preferred Stock are convertible pursuant to paragraph (i) above. Certificates representing such shares of Common Stock shall be delivered to such holder at such holder's address as it appears on the books of the Corporation.

                (viii) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Voting Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Voting Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Voting Preferred Stock.

                (ix) Termination of Rights. All shares of Voting Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote or to receive any dividends, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

                (x) No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Voting Preferred Stock shall be made without charge to the holder of shares of Voting



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        Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby to such holder, all of which taxes and expenses shall be paid by the Corporation.

                (xi) Regulatory Approval. Notwithstanding anything herein to the contrary, if Federal Communications Commission or other regulatory approval is required to be obtained prior to the conversion of shares of Voting Preferred Stock, the Voting Preferred Stock may nevertheless be converted pursuant to the terms of this Section 1(i), provided, that such conversion shall not become effective until the close of business on the date of the receipt of the last of any such approvals and of the surrender of the certificates representing the shares of the Voting Preferred Stock to be converted. The Corporation shall provide all reasonable cooperation and make all necessary filings required to be made by the Corporation in connection with any such regulatory approval.

        (j) Notice of Certain Events. In case the Corporation shall propose at any time or from time to time (i) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (ii) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Stock,
(iv) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated, adjust the securities issuable upon conversion of shares of Voting Preferred Stock, or (v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Voting Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (A) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) Business Days prior to the applicable record, determination or effective date, specified in such notice.

        2. Redemption of Capital Stock. Notwithstanding any other provision of this certificate to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders shall always be subject to redemption by the Corporation in accordance with the procedure set forth in the next succeeding sentence of this Section 2, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to the General Corporation Law of the State of Delaware, as amended, or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any



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governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. Accordingly, notwithstanding anything to the contrary contained herein, in any such event, the Corporation shall have the right to convert shares of Voting Preferred Stock into Common Stock at the Conversion Rate in accordance with the provisions of this Certificate of Designation to permit the redemption by the Corporation of shares of Common Stock in accordance with Section 9.1 of the Certificate of Incorporation of the Corporation to the extent so required to prevent such loss or secure such reinstatement.

        3. Legend. Each certificate evidencing a share of Voting Preferred Stock shall contain legends substantially to the following effect (and any Transfer of any such shares shall be subject to the following):

                "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER."

                Each certificate evidencing a share of Common Stock issued upon conversion of Voting Preferred Stock shall contain a legend substantially to the following effect (and any Transfer of any such shares shall be subject to the following):

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON OTHER THAN TO CERTAIN AFFILIATES OF THE REGISTERED HOLDER AND AS PERMITTED BY THE CERTIFICATE OF DESIGNATION FOR THE SHARES OF VOTING PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE."

        4. Definitions. For the purposes of this certificate, the following terms shall have the meanings indicated:

                "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.



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                "Board of Directors" shall mean the Board of Directors of the
Corporation.

                "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or the State of Washington are authorized or required by law or executive order to close.

                "Common Stock" shall mean the common stock of the Corporation, par value $0.001 per share.

                "Conversion Date" has the meaning assigned to such term in
Section 1(i)(vii).

                "Conversion Rate" has the meaning assigned to such term in
Section 1(i)(i).

                "Disqualified Holder" shall mean any holder of shares of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the corporation or any of its subsidiaries or affiliates to conduct any portion of the business of the corporation or any of its subsidiaries or affiliates.

                "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended, and any successor act thereto.

                "Junior Preferred Stock" shall have the meaning assigned to such term in Section 1(a).

                "Liquidation Preference" shall mean, with respect to each share of Voting Preferred Stock, $1,280.00 and no more (subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions with respect to the Voting Preferred Stock).

                "Maturity Date" has the meaning assigned to such term in Section 1(e).

                "Parity Stock" shall mean, with respect to shares of Voting Preferred Stock, any capital stock of the Corporation ranking on a parity with the Voting Preferred Stock, with respect to dividends, distribution in liquidation or any other preference, right or power.

                "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.



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                "Redemption Price" has the meaning assigned to such term in
Section 1(f)(i).

                "Senior Stock" shall mean, with respect to shares of Voting Preferred Stock, any capital stock of the Corporation ranking senior to the Voting Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

                "Voting Preferred Stock" has the meaning assigned to such term in the recitals.

                "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or 50% of the equity interests are owned, directly or indirectly, by such Person.

                "Transfer" shall mean, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial owner thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to such security or substantially identical property, entering into or acquiring a futures or forward contract to delivery such security or substantially identical property or entering into any transaction that has substantially the same affect as any of the foregoing.

                "Voting Stock" shall mean any class or classes of capital stock, or securities convertible into or exchangeable for any class of capital stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of at least a majority of the Board of Directors of the Corporation, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.



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                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by the Secretary of the Corporation as of August 30, 2000.

                                       VOICESTREAM WIRELESS
                                       CORPORATION



                                       By /s/ Alan R. Bender
                                          --------------------------------------
                                          Alan R. Bender,
                                          Executive Vice President